Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sonim Technologies, Inc. of our report dated April 3, 2019, relating to the consolidated financial statements of Sonim Technologies, Inc., (the “Company”) appearing in the Company’s Registration Statement on Form S-1 (No. 333-230887), filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Campbell, California

May 14, 2019